As filed with the Securities and Exchange Commission on March 1, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cooper US, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	3640	20-1686977
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

CO-REGISTRANTS AND GUARANTORS

Cooper Industries, Ltd.	Bermuda	3640	98-0355628
Cooper B-Line, Inc.	Delaware	3640	76-0638615
Cooper Bussmann, Inc.	Delaware	3640	76-0554116
Cooper Crouse-Hinds, LLC	Delaware	3640	20-1288146
Cooper Lighting, Inc.	Delaware	3640	76-0554120
Cooper Power Systems, Inc.	Delaware	3640	76-0253330
Cooper Wiring Devices, Inc.	New York	3640	11-0701510

Cooper US, Inc. 600 Travis, Suite 5800 Houston, TX 77002 (713) 209-8400	Cooper Industries, Ltd. 600 Travis, Suite 5800 Houston, TX 77002 (713) 209-8400	Cooper B-Line Inc. 509 West Monroe Street Highland, IL 62249 (618) 654-5907	Cooper Bussmann, Inc. 114 Old State Road Ellisville, MO 63021 (636) 394-2877

Cooper Crouse-Hinds, LLC Wolf & 7th North Streets Syracuse, NY 13221 (315) 477-7000	Cooper Lighting, Inc. 1121 Highway 74 South Peachtree City, GA 30269 (770) 486-4800	Cooper Power Systems, Inc. 2300 Badger Drive Waukesha, WI 53188 (262) 896-2400	Cooper Wiring Devices, Inc. 203 Cooper Circle Peachtree City, GA 30269 (770) 631-2100
(Addresses, including zip code, and telephone numbers,
including area code, of registrants’ principal executive offices)

Terrance V. Helz, Esq. Associate General Counsel and Secretary Cooper Industries, Ltd. 600 Travis, Suite 500 Houston, TX 77002-1001 (713) 209-8400	Copy to: Jeffrey J. Margulies, Esq. Squire, Sanders & Dempsey L.L.P. 4900 Key Tower, 127 Public Square Cleveland, OH 44114-1304 (216) 479-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
          If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered	Unit(1)	Price(1)	Registration Fee

5.250% Senior Notes due 2012(2)	$325,000,000	100%	$325,000,000	$34,775

(1)	Estimated solely for purposes of calculating the registration fee.

(2)	Including the guarantees of the 5.250% Senior Notes due 2012 to be issued by each of the guarantor co-registrants.
          The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
Offer to Exchange
5.250% Senior Notes due 2012
(Registered under the Securities Act of 1933)
for all outstanding
5.250% Senior Notes due 2012
($325 million aggregate principal amount outstanding)
of
Cooper US, Inc.
(All Notes Guaranteed by Cooper Industries, Ltd. and specified subsidiaries)
The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2006, unless extended.

•	The exchange notes have been registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the registration requirements under the federal securities laws. The terms of the exchange offer are summarized below and more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes will not apply to the exchange notes.

•	Cooper Industries, Ltd. and the principal U.S. operating subsidiaries in its Electrical Products segment guaranteed the original notes and will guarantee the exchange notes.

•	We will not receive any proceeds from the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange the exchange notes for the original notes in any jurisdiction where such an offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date after the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

          Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to Cooper Industries, Ltd. (a Bermuda company) and its consolidated subsidiaries, including Cooper US, Inc. “Cooper Parent” refers only to Cooper Industries, Ltd. and not to any of its subsidiaries or affiliates, and “Cooper US” refers only to Cooper US, Inc. and not to its parent or any of its subsidiaries or affiliates. The terms “Guarantor” and “Guarantors” refer to Cooper Parent and its subsidiaries that are identified under “Description of Notes and Guarantees – Guarantees.”
NOTICE TO NEW HAMPSHIRE RESIDENTS
          Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-b of the New Hampshire Revised Statute Annotated, 1955, as amended, with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under Chapter 421-b is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

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FORWARD-LOOKING STATEMENTS
          This prospectus and the documents that we incorporate by reference contain certain statements that we believe may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). We generally indicate these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee” and similar words or phrases. Forward-looking statements include, among other things, statements regarding cost reduction programs, potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing, and any statements regarding future revenues, earnings, cash flows and expenditures. All of these forward-looking statements are subject to risks, uncertainties and assumptions. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this prospectus or the relevant incorporated documents are made only as of the date of this prospectus or the relevant incorporated document, as the case may be, and, except as required by law, we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect our future financial performance include the following:

•	the condition of the U.S. economy and European, Latin American and Asian markets;

•	spending on commercial and residential construction and by utilities;

•	worldwide energy-related project spending;

•	demand for products in the electronics and telecommunications markets;

•	changes in raw material, transportation and energy costs;

•	changes in the mix of products sold;

•	industry competition;

•	the resolution of potential liability exposure resulting from Federal-Mogul’s bankruptcy proceedings;

•	the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs;

•	the magnitude of any disruptions from manufacturing rationalizations and the implementation of the enterprise business system;

•	the timing and amount of any share repurchases;

•	changes in financial markets including foreign currency rate fluctuations;

•	changes in tax laws, regulations and treaties;

•	mergers and acquisitions and their integration with us; and

•	risks related to changing legal and regulatory requirements and changing market, economic and political conditions in the countries in which we operate.

WHERE YOU CAN FIND MORE INFORMATION
          Cooper Parent files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the public reference facilities of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You also can inspect reports and other information Cooper Parent files at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Annual, quarterly and current reports, proxy statements and other information Cooper Parent files with the SEC are also available free of charge at the Investor Center on our website (www.cooperindustries.com/common/investorcenter). The information on our website is not part of this prospectus.
          We have filed a registration statement on Form S-4 with the SEC, of which this prospectus is a part, covering the exchange notes offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the related exhibits. We refer you to the registration statement and related exhibits for further information, and this prospectus is qualified in its entirety by such other information.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          We are incorporating by reference in this prospectus documents filed by Cooper Parent with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that is filed later with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. We are incorporating by reference the following documents filed with the SEC by Cooper Parent:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Current Report on Form 8-K dated January 24, 2006 (Item 8.01 only);

•	Current Report on Form 8-K dated February 13, 2006; and

•	All documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the exchange offer pursuant to this prospectus.
          Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents that have been incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents). To obtain timely delivery, you should request a copy of these documents no later than                     , 2006 at the following address and telephone number.

Cooper US, Inc.
600 Travis
Suite 5800
Houston, Texas 77002
Attention: Corporate Secretary
Telephone: (713) 209-8400

ENFORCEMENT OF JUDGMENTS AND SERVICE OF PROCESS
          Cooper Parent, the publicly-held parent of the issuer of the original notes and the exchange notes and a guarantor of the original notes and the exchange notes, is a Bermuda company. Cooper Parent has agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Cooper US, which is located at 600 Travis, Suite 5800, Houston, Texas 77002-1001, be its U.S. agent appointed for that purpose. A judgment obtained against Cooper Parent in a U.S. court would be enforceable in the U.S. but could be executed upon only to the extent Cooper Parent has assets in the U.S.
          Cooper Parent has been advised by its Bermuda counsel, Appleby Spurling Hunter, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. Cooper Parent has also been advised by Appleby Spurling Hunter that a final and conclusive judgment obtained in a court of competent jurisdiction in the United States under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of an enforcement action in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by such competent court’s judgment. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

•	the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and

•	the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.
          A Bermuda court may impose civil liability on Cooper Parent or its directors or officers in a suit brought in the Supreme Court of Bermuda against Cooper Parent or such persons with respect to facts that constitute a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

PROSPECTUS SUMMARY
          This summary contains basic information about us, the exchange notes and the exchange offer described in this prospectus. It may not contain all of the information that may be important to you. For a more complete understanding of the exchange notes, please refer to “Description of Notes and Guarantees.” You should read the entire prospectus, including the financial data and related notes incorporated by reference in this prospectus.
About Cooper Industries, Ltd.
          We are a diversified, worldwide manufacturing company doing business in two business segments: Electrical Products and Tools. We have over 90 manufacturing facilities and approximately 29,000 employees in the United States and more than 20 foreign countries.
Electrical Products
          Our Electrical Products segment produces, markets and sells electrical and electronic distribution and circuit protection products and lighting fixtures for use in residential, commercial and industrial construction, maintenance and repair. In addition, the segment produces and markets products for use by utilities and industries for primary electrical power distribution and control. Some of this segment’s major products include:

•	B-Line® support systems, enclosures and fasteners;

•	Buss and Bussmann® fuses;

•	Cooper Power Systems® distribution transformers, power capacitors, voltage regulators and surge arrestors;

•	Cooper Wiring Devices circuit protective devices;

•	Crouse-Hinds® and CEAG® electrical construction materials;

•	Crouse-Hinds®, Fail-Safetm, Halo® and Metalux® lighting fixtures;

•	Menvier® emergency lighting and fire detection systems;

•	Kyle® distribution switchgear; and

•	McGraw-Edison® power distribution transformers and related products.
Tools
          Our Tools segment produces, markets and sells tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair, and for general industrial and consumer use. Some of this segment’s major products include:

•	Campbell® chain products;

•	Crescent® pliers and wrenches;

•	Diamond® horseshoes and farrier tools;

•	Lufkin® measuring tapes;

•	Nicholson® files and saws;

•	Plumb® hammers;

•	Weller® soldering equipment;

•	Wiss® scissors;

•	Xcelite® screwdrivers; and

•	Buckeye®, DGDtm, Dotco® and Master Power® power tools.

The Exchange Offer
          On November 8, 2005, we completed the private offering of $325.0 million aggregate principal amount of 5.250% Senior Notes due 2012. As part of that offering of original notes, we agreed to undertake an exchange offer for the original notes. The following summary contains basic information about the exchange offer. It may not contain all the information that is important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the other documents to which we refer.

Securities Offered	$325.0 million aggregate principal amount of new 5.250% Senior Notes due 2012, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our new 5.250% Senior Notes due 2012, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 5.250% Senior Notes due 2012.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $325.0 million in aggregate principal amount of original notes outstanding.

Expiration Date	5:00 p.m., New York City time, on , 2006 unless we extend the expiration date.

Accrued Interest on the Exchange Notes and Original Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from the date of issue of the original notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Original Notes	Except as described under the heading “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent, JPMorgan Chase Bank, N.A., at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offer – Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender original notes in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer – Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer – Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated under the heading “The Exchange Offer – Conditions to the Exchange Offer,” we will accept for exchange any and all original notes that are properly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer – Terms of the Exchange Offer.”

United States Federal Income Tax Considerations	We believe that your exchange of original notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Certain Tax Consequences.”

Exchange Agent	JPMorgan Chase Bank, N.A. is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer – Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

The Exchange Notes
          The form and terms of the exchange notes and the original notes are identical in all material respects except that the transfer restrictions and registration rights applicable to the original notes will not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Where we refer to “notes” in this prospectus, we are referring to both the original notes and the exchange notes.

Issuer	Cooper US, Inc.

Exchange Notes Offered	$325 million aggregate principal amount of 5.250% Senior Notes due 2012.

Maturity	November 15, 2012.

Interest Rate	5.250% per annum.

Interest Payment Dates	Each May 15 and November 15, commencing May 15, 2006.

Guarantees	The original notes are, and the exchange notes will be, fully and unconditionally guaranteed by Cooper Parent, Cooper B-Line, Inc., Cooper Bussmann, Inc., Cooper Crouse-Hinds, LLC, Cooper Lighting, Inc., Cooper Power Systems, Inc., and Cooper Wiring Devices, Inc.

Ranking	The original notes are, and the exchange notes will be, senior unsecured obligations of Cooper US and the original notes rank and the exchange notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Cooper US. The guarantees of the original notes are, and the guarantees of the exchange notes will be, joint and several senior unsecured obligations of the respective Guarantors and rank and will rank equally in right of payment with all of such Guarantors’ other unsecured and unsubordinated indebtedness.

The original notes and the related guarantees are, and the exchange notes and the related guarantees will be, effectively subordinated to any secured indebtedness of Cooper US or any of the Guarantors, as the case may be, to the extent of the value of the assets securing such indebtedness, unless the notes or guarantees are also secured by these assets. The indenture restricts the ability of Cooper Parent and certain of its subsidiaries to incur secured debt. See “Description of Notes and Guarantees – Certain Covenants – Covenant Limiting Secured Indebtedness.”

Optional Redemption	Cooper US may redeem the notes at any time at its option, in whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis

(assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points.

Cooper US will also pay the accrued and unpaid interest on the notes to the redemption date.

In addition, Cooper US may redeem all, but not part, of the notes upon the occurrence of certain tax events at the redemption price described under the caption “Description of Notes and Guarantees – Redemption for Changes in Withholding Taxes.”

Certain Covenants	The original notes were and the exchange notes will be issued under an indenture with JPMorgan Chase Bank, N.A., as trustee. The indenture governing the notes, among other things, contains covenants limiting the ability of Cooper Parent and the ability of certain of its subsidiaries to:

• create liens; and

• engage in sale-leaseback transactions.

Additionally, the indenture limits the ability of Cooper US and Cooper Parent to consolidate, merge or convey or transfer properties and assets substantially as an entirety.

These covenants are subject to important exceptions and qualifications described under “Description of Notes and Guarantees – Certain Covenants.”

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are not an “affiliate” of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

• may not rely on the applicable interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988); Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991); and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
Additional Information
          The principal executive offices of Cooper US and Cooper Parent are located at 600 Travis, Suite 5800, Houston, TX 77002, and the telephone number is (713) 209-8400.
          The principal executive offices and telephone numbers of our guaranteeing subsidiaries are as follows:

Cooper B-Line, Inc.	Cooper Bussmann, Inc.	Cooper Crouse-Hinds, LLC
509 West Monroe Street	114 Old State Road	Wolf & 7th North Streets
Highland, IL 62249	Ellisville, MO 63021	Syracuse, NY 13221
(618) 654-5907	(636) 394-2877	(315) 477-7000

Cooper Lighting, Inc.	Cooper Power Systems, Inc.	Cooper Wiring Devices, Inc.
1121 Highway 74 South	2300 Badger Drive	203 Cooper Circle
Peachtree City, GA 30269	Waukesha, WI 53188	Peachtree City, GA 30269
(770) 486-4800	(262) 896-2400	(770) 631-2100

USE OF PROCEEDS
          We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive original notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered for the exchange notes will be retired and canceled. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.
          On November 8, 2005, we issued and sold the original notes. The net proceeds from that offering, after discounts to the initial purchasers and other transaction fees and expenses, approximated $321.2 million. We used $174 million of the net proceeds to repay commercial paper obligations incurred to partially fund the repayment of €300,000,000 6.25% guaranteed notes that matured on October 25, 2005. These guaranteed notes were issued by a subsidiary on October 25, 2000. The balance of the net proceeds has been used for general corporate purposes. Subsequent to the issuance of the original notes, we entered into a swap transaction that effectively converted the $325 million of seven-year original notes to seven-year Euro notes with an annual interest rate of 3.55%.

THE EXCHANGE OFFER
Terms of the Exchange Offer
          As of the date of this prospectus, $325.0 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “Conditions to the Exchange Offer.”
          Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Original notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.
          As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2006. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer. We reserve the right to extend the period of time during which the exchange offer is open. If the exchange offer period is extended, we would give notice of the extension to the holders of original notes by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
          We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer.” We will give notice of any amendment, non-acceptance or termination to the holders of the original notes as described above. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw.
          Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.
Procedures for Tendering
          Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to JPMorgan Chase Bank, N.A. at the address listed below under the heading “Exchange Agent”; or

•	if original notes are tendered in accordance with the book-entry procedures listed below, transmit an agent’s message to the exchange agent at the address listed below under the heading “Exchange Agent.”

          In addition:

•	the exchange agent must receive, on or before the expiration date, certificates for the original notes or a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility; or

•	the holder must comply with the guaranteed delivery procedures described below.
          The Depository Trust Company will be referred to as DTC in this prospectus.
          The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
          The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent. You should not send any letter of transmittal, original notes or other related documentation to us.
          If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender original notes, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.
          Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
          If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program.
          We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
          We reserve the right to reject any particular original note not properly tendered or the acceptance of which might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

          If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.
          If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
          By tendering, each holder will represent to us that, among other things,

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.
          In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.
          If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
          Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
          Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and not withdrawn. We will issue the exchange notes promptly after acceptance of the original notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
          The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from the date of issue of the original notes. Holders whose original notes are accepted for exchange will receive interest, as interest on the exchange notes, accrued from the date of issue of the original notes and will be deemed to have waived the right to receive interest accrued on the original notes.
          Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.
Book-Entry Transfer
          The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer promptly after commencement of the exchange offer. Any financial institution that is a participant in DTC’s system must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under “Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
          If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

(1)	stating the name and address of the holder of original notes and the amount of original notes tendered,

(2)	stating that the tender is being made and

(3)	guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights
          Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
          For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	contain a statement that the holder is withdrawing its election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.
          If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Properly withdrawn original notes may be re-tendered by following the procedures described under “Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
          Notwithstanding any other provision of the exchange offer, we shall not be required to accept original notes for exchange, or to issue exchange notes in exchange for any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the issuance of the exchange notes for the original notes:

•	there has been instituted any proceeding seeking to restrain or prohibit the making or completion of the exchange offer, or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

•	any action shall have been taken, proposed or threatened by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of such consequences or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes that are greater than those described in the interpretations of the SEC staff referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	there shall have occurred:

•	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

•	any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

•	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, shall have occurred or be threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we shall have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.
          These conditions to the exchange offer are to our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.
          In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at that time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Exchange Agent
          We have appointed JPMorgan Chase Bank, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:
          Delivery To: JPMorgan Chase Bank, N.A., Exchange Agent

By Hand: JPMorgan Chase Bank, N.A. 4 New York Plaza, 1st Floor New York, NY 10004 Attention: Worldwide Securities Services Window	By First Class, Registered or Certified Mail: JPMorgan Chase Bank, N.A. P.O. Box 2320 Dallas, TX 75221-2320 Attention: Worldwide Securities Services

By Express Delivery only: JPMorgan Chase Bank, N.A. 2001 Bryan St., 10th Floor Dallas, TX 75201 Attention: Worldwide Securities Services For Information Call: (214) 468-6464	By Facsimile Transmission (for Eligible Institutions only): (214) 468-6494 Attention: Frank Ivins Confirm by Telephone: 1-800-275-2048
          If you deliver the letter of transmittal to an address other than the address indicated above or transmit instructions via facsimile other than to the facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
          We will not make any payment to brokers, dealers, or others for soliciting acceptances of the exchange offer. The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses will include reasonable and customary fees and out-of-pocket expenses of the exchange agent and reasonable out-of-pocket expenses incurred by brokerage houses and other fiduciaries in forwarding materials to beneficial holders in connection with the exchange offer.
Accounting Treatment
          We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.
Transfer Taxes
          Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.
Consequences of Exchanging or Failing to Exchange Original Notes
          Any original notes not tendered or tendered and subsequently withdrawn will remain outstanding under the provisions of the indenture and continue to accrue interest.
          Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes. In general, the original notes may not be offered or sold, unless registered under the Securities

Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act.
          Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders of the original notes, other than any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, as long as the exchange notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the SEC has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer as in the other circumstances.
          Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
          Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Furthermore, any broker-dealer that acquired any of its original notes directly from us:

•	may not rely on the applicable interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
          See “Plan of Distribution.”
          In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF NOTES AND GUARANTEES
          The following description is only a summary of the indenture, a copy of which is available upon request to us at the address set forth under “Incorporation of Certain Documents by Reference.” We urge you to read the indenture because it, and not this description, defines your rights under the indenture as holders of the notes.
General
          The original notes were issued and the exchange notes will be issued under an indenture, among Cooper US, Cooper Parent, the subsidiaries specified below under “Guarantees” and JPMorgan Chase Bank, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The forms and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes will not apply to the exchange notes.
          The notes mature on November 15, 2012 and bear interest at a rate of 5.250% per year. Interest on the notes accrues from November 8, 2005 or from the most recent interest payment date to which interest has been paid or duly provided for. In each case, Cooper US:

•	will pay interest on the notes semi-annually on May 15 and November 15 of each year, beginning May 15, 2006;

•	will pay interest to the person in whose name the notes are registered at the close of business on the May 1 or November 1 preceding the interest payment date;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the trustee; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.
          If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day.
          The indenture provides that Cooper US may, without notice to or consent of the holders, issue debt securities under the indenture from time to time in one or more series and permits Cooper US to establish the terms of each series of debt securities at the time of issuance. The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture. The original notes constitute, and, if issued, the exchange notes (as discussed under “Registration Rights; Exchange Offer”) will constitute, a series of debt securities under the indenture, initially limited to $325 million in aggregate principal amount. We may, without the consent of the holders, issue additional notes and thereby increase that principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes. References to the notes in this prospectus shall include (unless the context otherwise requires) any additional notes issued as described in the immediately preceding sentence.
          The interest rate on the notes is subject to increase in certain circumstances relating to the registration of the notes as further described under “Registration Rights; Exchange Offer.”
          The original notes were and the exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge applies to any transfer or exchange of the notes, but Cooper US may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.
          The original notes do not and the exchange notes will not contain any provisions that may afford holders of the notes protection upon a change in control of Cooper US or any Guarantors or upon a highly leveraged transaction, whether or not the transaction results in a change in control of Cooper US or any Guarantors.
Guarantees
          The original notes are and the exchange notes will be fully and unconditionally guaranteed by Cooper Parent and the following wholly-owned, indirect subsidiaries of Cooper Parent that are considered the principal U.S. operating subsidiaries in our Electrical Products segment: Cooper B-Line, Inc., Cooper Bussmann, Inc., Cooper Crouse-Hinds, LLC, Cooper Lighting, Inc., Cooper Power Systems, Inc., and Cooper Wiring Devices, Inc.
          The aggregate amount of obligations guaranteed will be reduced to the extent necessary to prevent violation of, or becoming voidable under, applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors generally.
Ranking
          The original notes are and the exchange notes will be unsecured obligations of Cooper US and rank and will rank equally in right of payment with all of the unsecured and unsubordinated debt of Cooper US. Each guarantee is and will be a joint and several unsecured obligation of the respective Guarantor, ranking equally in right of payment with each of the respective Guarantor’s unsecured and unsubordinated debt. Under the circumstances described below under “Certain Covenants – Covenants Limiting Secured Indebtedness,” Cooper US may be required to secure the notes and a Guarantor may be required to secure its guarantee.
          The notes and the guarantees are and will be effectively subordinated to any secured indebtedness of Cooper US or any of the Guarantors, as the case may be, to the extent of the value of the assets securing such indebtedness, unless the notes or the guarantees are also secured by these assets. The indenture restricts the ability of Cooper Parent and its Restricted Subsidiaries to incur secured debt. See “Certain Covenants – Covenant Limiting Secured Indebtedness” below.
          Cooper US and Cooper Parent conduct their operations through subsidiaries, which generate virtually all of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of Cooper US and Cooper Parent are a major source of funds necessary for Cooper US and Cooper Parent to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Cooper US to obtain cash required to pay its debt service obligations, including payments on the notes, or the ability of Cooper Parent to satisfy its payment obligations under its guarantee. The notes and the guarantees are and will be structurally subordinated to all obligations of any nonguaranteeing subsidiaries of Cooper Parent. This means that holders of the notes and the guarantees have and will have a junior position to the assets and earnings of such nonguaranteeing subsidiaries. As of December 31, 2005, nonguaranteeing subsidiaries of Cooper Parent had $690.2 million of indebtedness outstanding.
Payment of Additional Amounts
          If any taxes, assessments or other governmental charges are imposed by the jurisdiction, other than the United States, where Cooper Parent or a successor (a “Payor”) is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the notes, or, in each case, any political organization or governmental authority in such jurisdiction having the power to tax (the “Relevant Tax Jurisdiction”) in respect of any payments under the notes, the Payor will pay to each holder of notes, to the extent it may lawfully do so, such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such notes to which such holder is entitled; provided, however, the Payor will not be required to make any payment of Additional Amounts for or on account of:

•	any tax, assessment or other governmental charge which would not have been imposed but for (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the Relevant Tax Jurisdiction or being or having been present or engaged in trade or business therein or having or having had a permanent establishment in the Relevant Tax Jurisdiction or (b) the presentation of notes (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, or any interest on, the notes;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the notes to comply with a request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

•	any combination of the above;
nor will Additional Amounts be paid with respect to any payment of the principal of, or interest on, the notes to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of such notes.
          The Payor will provide the trustee with the official acknowledgment of the Relevant Tax Authority (or, if the acknowledgment is not available, a certified copy of the acknowledgement) evidencing the payment of the withholding taxes by the Payor. Copies of such documentation will be made available to the holders of the notes or the paying agent, as applicable, upon request.
          All references in this prospectus to principal of, and interest on, the notes will include any Additional Amounts payable by the Payor in respect of such principal and such interest.

Optional Redemption
          Cooper US may redeem the notes in whole at any time or in part from time to time, at its option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 15 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.
          “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
          “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which commercial banks are open for business in New York, New York.
          “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed.
          “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Independent Investment Banker” means either Banc of America Securities LLC or Citigroup Global Markets Inc., and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.
          “Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and Citigroup Global Markets Inc., or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a “Primary Treasury Dealer,” we will substitute another Primary Treasury Dealer and (2) any three other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with us.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
          Holders of notes to be redeemed will be sent a redemption notice by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular notes or portions of the notes for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.
Redemption for Changes in Withholding Taxes
          Cooper US will be entitled to redeem the notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount of the notes, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that the Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of:

•	a change in or an amendment to the laws (including any regulations promulgated under such laws) of a taxing jurisdiction, which change or amendment is announced after the date of the offering memorandum used in connection with the issuance of the original notes; or

•	any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after the date of the offering memorandum used in connection with the issuance of the original notes, and, in each case, the Payor cannot avoid such obligation by taking reasonable measures available to it.
          Before Cooper US publishes or mails any notice of redemption of the notes as described above, it will deliver to the trustee an officers’ certificate to the effect that Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an opinion of independent legal counsel of recognized standing stating that the Payor would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.
Sinking Fund
          The original notes do not and the exchange notes will not have the benefit of any sinking fund.
Certain Covenants
          The indenture contains certain covenants, including, among others, those described below. Except as set forth below, neither Cooper US nor any Guarantor is restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. In addition, the indenture does not contain any provisions that would require Cooper US to repurchase or redeem or otherwise modify the terms of the notes upon a change in control or other events involving Cooper US or any Guarantor that may adversely affect the creditworthiness of the notes.
          Covenant Limiting Secured Indebtedness. Neither Cooper Parent nor any Restricted Subsidiary may create, assume, guarantee, or incur any Secured Indebtedness without in any such case effectively providing concurrently with the creation, assumption, guarantee or incurrence of any such Secured Indebtedness that the notes shall be secured equally and ratably with (or, at the option of Cooper Parent, prior to) such Secured Indebtedness but only for so long and during such time as (i) such Secured Indebtedness shall exist and be secured by a Lien and (ii) the aggregate of all Secured Indebtedness not secured solely by Liens described in the bullet points below and all Attributable Debt (with some exceptions) would not exceed 15% of Consolidated Tangible Assets. However, this limitation does not apply to the following types of Secured Indebtedness:

•	Liens on property (including shares or Indebtedness) which is not a Principal Property;

•	Liens on property (including shares or Indebtedness) of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

•	Liens on property (including shares or Indebtedness) existing at the time of acquisition of the property by Cooper Parent or a Restricted Subsidiary;

•	Liens to secure the payment of all or any part of the purchase price of property (including shares or Indebtedness) created upon the acquisition of such property by Cooper Parent or a Restricted Subsidiary, and Liens to secure any Secured Indebtedness incurred by Cooper Parent or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, the completion of construction (including any improvements, alterations or repairs to existing property) or the commencement of commercial operation of the property, which Secured Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction of improvements, alterations or repairs;

•	Liens securing Secured Indebtedness of any Restricted Subsidiary owing to Cooper Parent or to another Restricted Subsidiary;

•	Liens on property of a corporation existing at the time the corporation is merged or consolidated with Cooper Parent or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Cooper Parent or a Restricted Subsidiary;

•	Liens on property of Cooper Parent or a Restricted Subsidiary in favor of governmental authorities or any trustee or mortgagee acting on behalf, or for the benefit, of any governmental authorities to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Liens, and any other Liens incurred or assumed in connection with the issuance of industrial revenue bonds or private activity bonds the interest of which is exempt from federal income taxation under Section 103(b) of the Internal Revenue Code;

•	Liens existing on the first date on which a debt security is authenticated by the trustee under the indenture; and

•	certain extensions, renewals or replacements of any Lien referred to in the above list.
          Covenant Limiting Sale and Leaseback Transactions. Neither Cooper Parent nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction covering any Principal Property of a Restricted Subsidiary, unless:

(A)	the sum of the following does not exceed 15% of Consolidated Tangible Assets:

(1)	the Attributable Debt outstanding pursuant to such Sale and Leaseback Transactions;

(2)	all Attributable Debt outstanding pursuant to all other Sale and Leaseback Transactions entered into by Cooper Parent or any Restricted Subsidiary after the first date on which a debt security is authenticated by the trustee under the indenture, except for Sale and Leaseback Transactions of a Restricted Subsidiary entered into prior to becoming a Restricted Subsidiary; and

(3)	the aggregate amount of all Secured Indebtedness, except Secured Indebtedness permitted under “– Covenant Limiting Secured Indebtedness” above; or

(B)	an amount equal to the greater of the following is applied to retirement of Funded Debt within one year after the consummation of such Sale and Leaseback Transaction:

(1)	the net proceeds to Cooper Parent or Restricted Subsidiary pursuant to the Sale and Leaseback Transaction, or

(2)	the fair market value of the property so leased as determined by the Board of Directors of Cooper Parent (in the case of clause (1) or (2), after repayment of, or otherwise taking into account, as the case may be, the amount of any Secured Indebtedness secured by a Lien encumbering the property which Secured Indebtedness existed immediately prior to the Sale and Leaseback Transaction).
However, this limitation does not apply to any Sale and Leaseback Transaction:

•	entered into in connection with the issuance of industrial revenue or private activity bonds the interest of which is exempt from federal income taxation under Section 103(b) of the Internal Revenue Code;

•	if Cooper Parent or a Restricted Subsidiary applies an amount equal to the net proceeds, after repayment of any Secured Indebtedness secured by a Lien encumbering the Principal Property which Secured Indebtedness existed immediately before the Sale and Leaseback Transaction, of the sale or transfer of the Principal Property leased in the Sale and Leaseback Transaction to investment in another Principal Property within one year before or after the sale or transfer;

•	entered into by a corporation prior to the date such corporation became a Restricted Subsidiary; or

•	entered into by a corporation prior to the time such corporation was merged or consolidated with Cooper Parent or a Restricted Subsidiary or prior to the time of a sale, lease or other disposition of the properties of such corporation as an entirety or substantially as an entirety to Cooper Parent or a Restricted Subsidiary.
          Certain Definitions. Certain terms used in this description are defined in the indenture as follows:
          “Attributable Debt” means the present value (discounted in accordance with a method of discounting which for financial reporting purposes is consistent with generally accepted accounting principles) of the rental payments during the remaining term of any Sale and Leaseback Transaction for which the lessee is obligated (including any period for which such lease has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In case of any Sale and Leaseback Transaction that is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
          “Board of Directors” means the Board of Directors of Cooper US or a Guarantor, or any committee of such Board of Directors, or any committee of officers of such corporation, duly authorized to take any action under the indenture.
          “Consolidated Tangible Assets” means, as of any date, the total amount of assets of Cooper Parent and its Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding that date, as determined under generally accepted accounting principles, less: (a) Intangible Assets and (b) appropriate adjustments on account of minority interests of other persons holding equity investments in Subsidiaries, in the case of each of clauses (a) and (b) above as reflected on the consolidated balance sheet of Cooper Parent and its Subsidiaries as of the end of the fiscal quarter immediately preceding that date.
          “Funded Debt” means:

•	any Indebtedness maturing by its terms more than one year from the date of its issuance, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of its original issuance, excluding any portion of Indebtedness which is included in current liabilities; and

•	any Indebtedness which may be payable from the proceeds of Funded Debt as defined above under the terms of the Funded Debt.
          “Indebtedness” of any corporation means all indebtedness for money borrowed which is created, assumed, incurred or guaranteed in any manner by such corporation or for which such corporation is otherwise responsible or liable.
          “Intangible Assets” means all goodwill, patents, trademarks, service marks, trade names, copyrights, and all other items that would be treated as intangibles on the consolidated balance sheet of Cooper Parent and its Subsidiaries prepared under generally accepted accounting principles.
          “Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.
          “Principal Property” means:

•	any manufacturing plant located in the continental United States, or manufacturing equipment located in any such manufacturing plant (together with the land on which such plant is erected and fixtures comprising a part of such plant), owned or leased on the first date on which a debt security is authenticated by the trustee or thereafter acquired or leased by Cooper Parent or any Restricted Subsidiary, other than (a) any property that the Board of Directors of Cooper Parent determines is not of material importance to the total business conducted, or assets owned, by Cooper Parent and its Subsidiaries, as an entirety; or (b) any portion of any such property that the Board of Directors of Cooper Parent determines not to be of material importance to the use or operation of such property; and

•	any shares or Indebtedness issued by any Restricted Subsidiary.

“Manufacturing plant” does not include any plant owned or leased jointly or in common with one or more persons other than Cooper Parent and its Restricted Subsidiaries in which the aggregate interest of Cooper Parent and its Restricted Subsidiaries does not exceed 50%. “Manufacturing equipment” means manufacturing equipment in such manufacturing plants used directly in the production of Cooper Parent’s or any Restricted Subsidiary’s products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of Cooper Parent’s or any Restricted Subsidiary’s products.
          “Restricted Subsidiary” means Cooper US, Inc., the subsidiary guarantors and any other Subsidiary substantially all the property of which is located within the continental United States, other than:

•	a Subsidiary primarily engaged in financing, including, without limitation, lending on the security of, purchasing or discounting (with or without recourse) receivables, leases, obligations or other claims arising from or in connection with the purchase or sale of products or services;

•	a Subsidiary primarily engaged in leasing or insurance;

•	a Subsidiary included in the Tools segment; or

•	a Subsidiary primarily engaged in financing Cooper Parent’s or any Restricted Subsidiary’s operations outside the continental United States.
          “Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by Cooper Parent or any Restricted Subsidiary of any Principal Property of Cooper Parent or any Restricted Subsidiary whether the Principal Property is now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by Cooper Parent or the Restricted Subsidiary to such person. However, the following shall not be Sale and Leaseback Transactions:

•	leases for a term of not more than three years;

•	leases between Cooper Parent and a Restricted Subsidiary or between Restricted Subsidiaries; and

•	leases of property executed prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operation, of the property.
          “Secured Indebtedness” of any corporation means Indebtedness secured by any Lien upon property (including shares or Indebtedness issued by any Restricted Subsidiary) owned by Cooper Parent or any Restricted Subsidiary.
          “Subsidiary” means any corporation a majority of the voting shares of which are at the time owned or controlled, directly or indirectly, by Cooper Parent or by one or more Subsidiaries and which is consolidated in Cooper Parent’s latest consolidated financial statements filed with the SEC or provided generally to Cooper Parent’s shareholders.
Merger, Consolidation or Sale of Assets
          Cooper US may not merge into or consolidate with or convey or transfer its properties and assets substantially as an entirety to any person unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

•	the successor corporation assumes by supplemental indenture all of the obligations of Cooper US under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing.
          Cooper Parent may not merge into or consolidate with or convey or transfer its properties substantially as an entirety to any person unless:

•	the successor corporation assumes by supplemental indenture all of Cooper Parent’s obligations as a Guarantor under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing.
          A subsidiary guarantor may merge into or consolidate with or convey or transfer its assets substantially as an entirety to Cooper Parent or another Subsidiary if the successor corporation assumes by supplemental indenture all of such subsidiary guarantor’s obligations as a Guarantor under the indenture. Upon the occurrence of these events, such subsidiary guarantor shall be discharged from liability under the indenture and the guarantee. Such subsidiary guarantor shall also be discharged from liability if it ceases to be a Subsidiary or merges into, consolidates with or transfers its assets to a party other than Cooper Parent or another Subsidiary.
Events of Default
          The following are events of default under the indenture:

•	default for 30 days in payment of any interest installment when due;

•	default in the payment of principal of any of the notes when due at its stated maturity, when called for redemption, by declaration or otherwise;

•	default in the performance of any other covenant in the indenture with respect to the notes for 90 days after notice to Cooper US and the Guarantors by the trustee or by holders of 25% in principal amount of the outstanding notes;

•	the guarantee of the notes by Cooper Parent ceases to be, or is asserted in writing by Cooper US or Cooper Parent not to be, in full force and effect or enforceable in accordance with its terms (except as contemplated or permitted by the terms of the guarantee or the indenture); and

•	certain events of bankruptcy, insolvency and reorganization involving Cooper US or Cooper Parent.
          If an event of default described above, except an event of default described in the last bullet above, occurs and is continuing, either the trustee or the holders of not less than 25% in total principal amount of the notes then outstanding may declare the principal of all outstanding notes and the related accrued interest to be due and payable immediately. If an event of default described in the last bullet above occurs, the principal of all outstanding notes and the related accrued interest shall automatically become due and payable immediately.
          In some cases, the holders of a majority in principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default or event of default for the notes or compliance with some provisions of the indenture, except, among other things, an uncured default in payment of principal or interest on any of the notes.
          The trustee must, within 90 days after the occurrence of an event of default, without regard to any grace period or notice requirement, give to the holders of the notes notice of all uncured and unwaived defaults known to it. Except in the case of default in the payment of principal of or interest on any of the notes, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the notes. The trustee is entitled to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of holders of the notes. The trustee’s right to indemnification is subject to the duty of the trustee to act with the required standard of care. Subject to the provisions of the indenture, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting proceedings for remedies available to the trustee exercising any trust or power conferred on the trustee. Cooper US and Cooper Parent must file annually with the trustee a certificate of no default or specifying any default that exists.

Amendments and Waivers
          Cooper US, the Guarantors and the trustee may, without the consent of any holders of notes, enter into supplemental indentures for, among others, the purposes of:

•	adding to the covenants of Cooper US or the Guarantors;

•	adding additional events of default;

•	curing ambiguities or inconsistencies in the indenture; or

•	making any other provisions about matters or questions arising under the indenture if the action does not adversely affect the interests of the holders of any affected notes.
          Cooper US, the Guarantors and the trustee may, with the consent of the holders of a majority in principal amount of the notes to be affected, execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or the notes or modifying any of the rights of the holders of the notes to be affected. However, no supplemental indenture may, without the consent of each holder of notes to be affected, among other things:

•	change the fixed maturity of the notes;

•	reduce the principal amount of the notes;

•	reduce the rate or extend the time of payment of interest on the notes;

•	change the redemption provisions in any manner that would be adverse to any holder or adversely affect the right of repayment at the option of any holder;

•	change the coin or currency in which the principal of or interest with respect to the notes are payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the notes or, in the case of redemption, on or after the redemption date;

•	reduce the percentage of holders of notes required to consent to any supplemental indentures;

•	modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of notes; or

•	modify any of the above provisions.
Defeasance
          Cooper US may at its option (a) be discharged from any and all obligations of the notes, except in each case for some obligations to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold moneys for payment in trust, or (b) be released from some restrictive covenants of the indenture, including those described above under “Certain Covenants,” and will not be limited by any restrictions on merger, consolidation or sales of assets, in each case if Cooper US takes the following actions while no event of default is continuing with respect to payments due under the notes or certain events of bankruptcy, insolvency or reorganization of Cooper US or Cooper Parent:

•	deposits with the trustee, in trust, money, U.S. Government Obligations or Eligible Obligations or any combination of these that through the payment of interest and principal under their terms, will provide money in an amount sufficient to pay all the principal of and interest on the notes on the dates the payments are due under the terms of the series; and

•	provides to the trustee an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, that holders of the notes will not recognize income, gain or loss for federal income tax purposes from Cooper US’s exercise of its option and will be required to pay federal income tax on the same amount and in the same manner and at the same times as would have been the case if the option had not been exercised.
          In addition, Cooper US can also obtain a discharge under the indenture with respect to the notes by depositing with the trustee, in trust, funds sufficient to pay at maturity or upon redemption all of the notes, provided that all of the notes are by their terms to become due and payable within one year. No opinion of counsel or ruling from the Internal Revenue Service is required in this case.
          “U.S. Government Obligations” means generally (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer of the obligations.
          “Eligible Obligations” means obligations which, when deposited, cause the notes to be rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies.
          If there is any discharge of the notes under the terms of the indenture described above, the holders of the discharged notes will be able to look solely to the trust fund, and not to Cooper US or the Guarantors, for payments of principal and any interest.
The Trustee
          JPMorgan Chase Bank, N.A. is the trustee under the indenture and was appointed by Cooper US as registrar and paying agent with regard to the notes. The trustee maintains the register with respect to the transfer of the notes, and a holder interested in exchanging notes for other denominations should contact the trustee. All payments on the notes will be made as described under “Same-Day Settlement and Payment.” From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business. JPMorgan Chase Bank, N.A. also serves as trustee for certain of our other senior unsecured debt obligations.
Governing Law
          The indenture provides that it, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York.
Book Entry, Delivery and Form
          The original notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). Notes also may have been transferred in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000.
          Rule 144A Notes initially were represented by one or more temporary global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially would have been represented by one or more temporary global notes in registered form without interest coupons (collectively, the “Regulation S Global Notes”).

          The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Exchange Global Notes” and, together with the Rule 144A Global Notes and the Regulation S Global Notes, the “Global Notes”).
          The Rule 144A Global Notes and the Regulation S Global Notes were, and the Exchange Global Notes will be, deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “Exchanges Between Rule 144A Notes and Regulation S Notes.”
          Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
          Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend. Regulation S Notes also bear a restrictive legend. In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Clearstream Banking, sociéte anonyme (“Clearstream, Luxembourg”) and Euroclear system (“Euroclear”)), which may change from time to time.
Depository Procedures
          The following description of the operations and procedures of DTC, Clearstream, Luxembourg and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations and procedures and investors are urged to contact the system or their participants directly to discuss these matters.
          DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.
          DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to collectively as the “indirect participants,” that clear through or maintain a custodial relationship with a participant either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
          DTC also has advised us that, pursuant to procedures established by DTC:

•	upon deposit of each Global Note, DTC credits, on its book-entry registration and transfer system, the accounts of participants with an interest in the Global Note; and

•	ownership of beneficial interests in the Global Notes is shown on, and the transfer of ownership of beneficial interests in the Global Notes is effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).
          Investors in the Rule 144A Global Notes who are participants in DTC’s system may hold their interests in such Rule 144A Global Notes directly through DTC. Investors in the Rule 144A Global Notes who are not participants may hold their interests indirectly through organizations (including Clearstream, Luxembourg and Euroclear) which are participants in such system. Investors in the Regulation S Global Notes initially would have had to hold their interests through Clearstream, Luxembourg and Euroclear, if they were participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of 40 days after the closing of the offering of the original notes (the “Restricted Period”), investors may also have held interests in the Regulation S Global Notes through participants in the DTC system other than Clearstream, Luxembourg and Euroclear. Clearstream, Luxembourg and Euroclear hold interests in any Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Citibank, N.A., as operator of Clearstream, Luxembourg and Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and all interests in a Global Note, including those held through Clearstream, Luxembourg and Euroclear, may be subject to the procedures and requirements of DTC. Those interests held through Clearstream, Luxembourg and Euroclear may also be subject to the procedures and requirements of such systems.
          The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the notes represented by a Global Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a Global Note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.
          So long as DTC or its nominee is the registered owner of a Global Note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that Global Note for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by that Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that Global Note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of that Global Note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee has or will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.
          Payments with respect to the principal of, and interest and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the Global Note under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a Global Note. Payments by the participants and the indirect participants to the owners of beneficial interests in a Global Note are governed by standing instructions and customary industry practice and are the responsibility of the participants and indirect participants and not of DTC.
          Transfers between participants in DTC are effected in accordance with DTC’s procedures and will be settled in same-day funds.
          DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes are governed by standing instructions and customary practices and are the responsibility of the participants or the indirect participants and not the responsibility of DTC, the trustee or us. Neither we nor the trustee is or will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
          Subject to the transfer restrictions applicable to the original notes, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Clearstream, Luxembourg and Euroclear will be effected in accordance with their respective rules and operating procedures.
          Subject to compliance with the transfer restrictions applicable to the original notes, cross-market transfers between the participants in DTC, on the one hand, and Clearstream, Luxembourg and Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Clearstream, Luxembourg and Euroclear, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Clearstream, Luxembourg and Euroclear, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Clearstream, Luxembourg and Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories for Clearstream, Luxembourg and Euroclear.
          DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.
          Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or to continue to perform such procedures and may discontinue such procedures at any time. Neither we nor the trustee has or will have any responsibility for the performance by DTC, Clearstream, Luxembourg and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
          We obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.
Exchange of Global Notes for Certificated Notes
          We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes upon surrender by DTC of the Global Notes only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the Global Notes, and we have not appointed a successor depository within 90 days of that notice;

•	an event of default has occurred and is continuing; or

•	we determine not to have the notes represented by Global Notes.
          Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued in certificated form.
Exchange of Certificated Notes for Global Notes
          Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (as provided by the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Exchanges Between Rule 144A Notes and Regulation S Notes
          Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).
          Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/ Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.
Same-Day Settlement and Payment
          Cooper US will make payments in respect of the notes represented by the Global Notes (including principal, interest and additional interest, if any) by wire transfer of immediately available funds to the trustee, unless Cooper US elects to make interest payments to the accounts specified by the Global Note holder. Cooper US will make all payments of principal, interest and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. To the extent that the notes represented by the Global Notes trade in the PORTAL market and in DTC’s Same-Day Funds Settlement System, any permitted secondary market trading activity in such notes will be required by DTC to be settled in immediately available funds.
          Because of time zone differences, the securities account of a Clearstream, Luxembourg and Euroclear participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg and Euroclear participant, during the securities settlement processing day (which must be a business day for Clearstream, Luxembourg and Euroclear) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream, Luxembourg and Euroclear as a result of sales of interests in a Global Note by or through a Clearstream, Luxembourg and Euroclear participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg and Euroclear cash account only as of the business day for Clearstream, Luxembourg and Euroclear following DTC’s settlement date.

REGISTRATION RIGHTS; EXCHANGE OFFER
          The following description is only a summary of the registration rights agreement, a copy of which is available upon request to us at the address set forth under “Incorporation of Certain Documents by Reference.” We urge you to read the registration rights agreement because it, and not this description, defines your rights under the registration rights agreement as holders of the original notes.
          Cooper US, the Guarantors and the initial purchasers of the original notes entered into the registration rights agreement in connection with the issuance of the original notes. Under that agreement, Cooper US and the Guarantors agreed to:

•	file with the SEC on or before 120 days after the date of issuance of the original notes a registration statement, which we refer to as the exchange offer registration statement (of which this prospectus is a part), relating to the exchange notes; and

•	use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of issuance of the original notes. Cooper US and the Guarantors agreed to offer, as soon as practicable after the effectiveness of the exchange offer registration statement, to the holders of transfer restricted securities, as defined below, who are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their transfer restricted securities for a new series of notes, the exchange notes, that are identical in all material respects to the original notes, except that the exchange notes will not contain transfer restrictions and will be registered under the Securities Act. Cooper US and the Guarantors will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes.
          If

•	Cooper US and the Guarantors are not permitted to effect the exchange offer because of any change in law or applicable interpretations of the law by the staff of the SEC;

•	for any other reason the exchange offer is not consummated within 220 days after the date of issuance of the original notes;

•	any initial purchaser of the original notes so requests with respect to the original notes held by the initial purchasers that are not eligible to be exchanged for exchange notes in the exchange offer;

•	any applicable law or interpretations do not permit any holder of the original notes to participate in the exchange offer; or

•	any holder of the original notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered notes, then Cooper US and the Guarantors will file as promptly as practicable, but in no event more than the later of 120 days after the date of issuance of the original notes or 45 days after so required or requested, with the SEC, which we refer to as the shelf filing date, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.
          For purposes of the above, “transfer restricted securities” means each original note, until the earliest to occur of:

•	the date on which that original note has been exchanged for a freely transferable exchange note in the exchange offer;

•	the date on which that original note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

•	the date on which that original note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act.
          Cooper US and the Guarantors have agreed to use their reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement, declared effective by the SEC as promptly as practicable after it is filed. Unless the exchange offer would not be permitted by policy of the SEC, Cooper US and the Guarantors have agreed to commence the exchange offer and use their reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event no later than 220 days after the date of issuance of the original notes. If applicable, Cooper US and the Guarantors have agreed to use their reasonable best efforts to keep the shelf registration statement effective for a period ending on the earlier of two years after the date of issuance of the original notes or the date all transfer restricted securities become eligible for resale without volume restrictions under Rule 144 under the Securities Act.
          If any of the following events, each of which we refer to as a registration default, occurs:

•	the exchange offer registration statement is not filed with the SEC on or before 120 days after the date of issuance of the original notes or the shelf registration statement is not filed with the SEC on or before the shelf filing date;

•	the exchange offer registration statement is not declared effective within 180 days after the date of issuance of the original notes or the shelf registration statement is not declared effective within 180 days after such filing obligation arises;

•	the exchange offer is not consummated on or before 220 days after the date of issuance of the original notes; or

•	the shelf registration statement is filed and declared effective by the date required but thereafter ceases to be effective, at any time that Cooper US and the Guarantors are obligated to maintain its effectiveness, or the related prospectus ceases to be usable and such failure to remain effective or be usable exists for more than 30 days (whether or not successive) within any 12-month period,
Cooper US will be obligated to pay additional interest to each holder of transfer restricted securities, during the period of one or more registration defaults, in an amount equal to 0.25% per annum for the first 90-day period immediately following the occurrence of the registration default regardless of the number of registration defaults (and the rate will increase by an additional 0.25% per annum with respect to the subsequent 90-day period), until all registration defaults have been cured, up to a maximum additional interest rate of 0.50% per annum. Any additional interest will be paid on regular interest payment dates. Additional interest only accrues during a registration default.
          The registration rights agreement also provides that we will:

•	make available, for a period of 180 days after the consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any exchange notes; and

•	pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the original notes, and will indemnify certain holders of the original notes, including any broker-dealer, against some liabilities, including liabilities under the Securities Act.
          A broker-dealer that delivers a prospectus to purchasers in connection with resales of the exchange notes will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including indemnification rights and obligations.

          Each holder of original notes that wishes to exchange such notes for exchange notes in the exchange offer is required to make representations, including representations that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
          If the holder is not a broker-dealer, it is required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, it is required to acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes.
          Holders of the original notes are required to make representations to us, as described above, in order to participate in the exchange offer. They will also be required to deliver information to be used in connection with any shelf registration statement in order to have their original notes included in the shelf registration statement. A holder who sells original notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder, including indemnification obligations.
          For so long as the original notes are outstanding, we will continue to provide to holders of such notes and to prospective purchasers of such notes the information required by Rule 144A(d)(4) under the Securities Act.

CERTAIN TAX CONSEQUENCES
United States
          The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of non-U.S. holders, the material U.S. federal income and estate tax consequences, of the acquisition, ownership and disposition of the original notes and exchange notes, and of the exchange of the original notes for the exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation.
          The following discusses only notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of that holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding notes in connection with a hedging transaction, “straddle”, conversion transaction or other integrated transaction, persons engaged in a trade or business in the United States or persons who are former U.S. citizens or resident aliens who have ceased to be United States citizens or to be taxes or resident aliens.
          In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. Cooper US has not sought a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
Exchange of Notes
          The exchange of the original notes for exchange notes pursuant to the exchange offer will not constitute a taxable event. Consequently, you will not recognize any gain or loss upon receipt of the exchange notes. Your holding period and tax basis of the exchange notes will be the same as your holding period and tax basis of the original notes so exchanged immediately before the exchange.
          PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.
          CIRCULAR 230 DISCLOSURE: To comply with U.S. Treasury regulations, we advise you that any U.S. federal tax advice included in this prospectus is not intended or written to be used, and cannot be used, to avoid any U.S. federal tax penalties or to promote, market, or recommend to another party any transaction or matter.

U.S. Holders
          As explained below, the U.S. federal income tax consequences of owning and disposing of the notes depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of the notes and for U.S. federal income tax purposes are:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the U.S. federal income tax laws;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;
and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Notwithstanding the last bullet point of the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. holders.
          If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor.
          Payment of Interest. All of the notes bear interest at a stated fixed rate. You generally must include this stated interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.
          Sale, Exchange or Redemption of Notes. You generally will recognize gain or loss upon the sale, exchange (other than exchange of the original notes for the exchange notes in the exchange offer), redemption, retirement or other disposition of the notes measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary interest income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and (ii) your adjusted tax basis in the notes. Your adjusted tax basis in a note generally will equal your cost of the note, less any principal payments received by you. Gain or loss on the disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year at the time of such disposition. Your ability to offset capital losses against ordinary income is subject to certain limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.
Additional Interest
          We believe the likelihood that additional interest will become payable due to a failure to register the exchange notes is remote. Accordingly, we intend to take the position that, if such additional interest becomes payable, you will be taxed on such additional interest in accordance with your method of accounting for U.S. federal income tax purposes. However, the Internal Revenue Service may take a different position, which could affect the timing of your recognition of income and the availability of our deduction with respect to such additional interest.
          Information Reporting and Backup Withholding Tax. In general, information reporting requirements will apply to payments to certain non-corporate U.S. holders of principal and interest on a note and the proceeds of the sale of a note. If you are a U.S. holder, you may be subject to backup withholding at the applicable statutory rate when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange (other than exchange of the original notes for the exchange notes in the exchange offer), redemption, retirement or other disposition of the notes. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.
If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. holders, including corporations, certain tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.
          Amounts withheld are generally not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS. Cooper US will report to the U.S. holders of notes and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders
          As used in this section, the term, “non-U.S. holder” means any beneficial owner of a note that is not a U.S. holder.
          Payment of Interest. Generally, subject to the discussion of backup withholding below, if you are a non-U.S. holder, interest income that is not effectively connected with a United States trade or business will not be subject to a U.S. withholding tax under the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of the classes of stock of Cooper US entitled to vote;

•	you are not a controlled foreign corporation related to Cooper US actually or constructively through stock ownership;

•	you are not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide an IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your non-U.S. holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.
Treasury Regulations provide alternative methods for satisfying the certification requirement described in the paragraph above.
          Interest on notes not exempted from U.S. withholding tax as described above and not effectively connected with a United States trade or business generally will be subject to U.S. withholding tax at a 30%

rate, except where an applicable tax treaty provides for the reduction or elimination of this withholding tax. Cooper US may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.
          Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with your conduct of a United States trade or business. If you are a corporate non-U.S. holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to U.S. federal income tax, and may be subject to the branch profits tax, it will not be subject to U.S. withholding tax if you deliver proper documentation (e.g., IRS Form W-8ECI). To claim the benefit of a tax treaty or to claim exemption from U.S. withholding because the income is U.S. trade or business income, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI. Under the Treasury Regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries.
          Sale, Exchange or Redemption of Notes. If you are a non-U.S. holder of a note, generally you will not be subject to U.S. federal income tax or U.S. withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of the note, unless:

•	the gain is effectively connected with your conduct of a United States trade or business;

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year (as determined under the Code) of the disposition and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.
          Death of a Non-U.S. Holder. If you are an individual non-U.S. holder and you hold a note at the time of your death, it will not be includable in your gross estate for U.S. estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of the classes of stock of Cooper US entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with your conduct of a trade or business within the United States.
          Information Reporting and Backup Withholding Tax. If you are a non-U.S. holder, U.S. information reporting requirements and backup withholding tax generally will not apply to payments of interest on a note if you provide the statement described in “Non-U.S. Holders – Payment of Interest,” provided that the payor does not have actual knowledge that you are a United States person. However, income allocable to non-U.S. holders generally will be subject to annual tax reporting on IRS Form 1042-S.
          Information reporting will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

(i)	is a United States person;
(ii)	is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;
(iii)	is a controlled foreign corporation for U.S. federal income tax purposes; or

(iv)	is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in the applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.
          Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will be subject to information reporting requirements unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “Non-U.S. Holders – Payment of Interest” or otherwise establish an exemption.
Bermuda Taxation
          Currently, there is no Bermuda withholding tax on interest, if any, paid by Cooper Parent.

PLAN OF DISTRIBUTION
          Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until                     , 2006, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
          We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.
          Furthermore, any broker-dealer that acquired any of its original notes directly from us:

•	may not rely on the applicable interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
          We agree to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the original notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
          Certain legal matters in connection with the exchange offer will be passed upon for us by Squire, Sanders & Dempsey L.L.P. and Appleby Spurling Hunter.
EXPERTS
          Our consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 incorporated by reference into this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated by reference in this prospectus. Such financial statements have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
          Cooper Parent is a Bermuda company. Section 98 of the Companies Act of 1981 of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Companies Act of 1981 of Bermuda. Cooper Parent has adopted provisions in its Bye-Laws providing that it shall indemnify its officers and directors, and persons whom Cooper Parent has requested to serve as directors, officers or trustees of other corporations, to the maximum extent permitted under this Act. In addition, the directors’ and officers’ liability insurance policy of Cooper Parent provides for insurance regarding certain activities of the directors and officers of Cooper Parent and its subsidiaries. In addition, Cooper Parent has entered into indemnification agreements with its directors and certain executive officers. The indemnification agreements contain provisions for indemnification against expenses, judgments, fines and settlements in connection with threatened or pending litigation, inquiries or investigations that arise out of the director’s or officer’s acts or omission in his or her capacity as a director or officer of Cooper Parent.
          Cooper US is a Delaware corporation and an indirect subsidiary of Cooper Parent. Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. As a general matter, Delaware law permits such indemnification if such individuals acted in good faith, in a manner reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The Bylaws of Cooper US, Inc. provide for indemnification consistent with that permitted by Delaware law.
          In addition to the Bye-Laws of Cooper Parent with respect to the officers and directors of the subsidiary guarantors, the applicable laws of Delaware and New York govern the indemnification of such directors and officers. For the entities that are organized in Delaware, the summary provided in the preceding paragraph applies. For the entity that is organized in New York, the applicable statutes are similar to the laws of the State of Delaware, although Section 721 of the New York Business Corporation Law provides that no director or officer may be indemnified if a director’s or officer’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or if such director or officer personally gained a financial profit or other advantage to which the director or officer was not legally entitled.

Item 21.	Exhibits

Number	Description

1	Purchase Agreement among Cooper US, Inc., the guarantors named therein, Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers named therein, dated November 3, 2005 (incorporated herein by reference to Exhibit 99.1 of Cooper Industries, Ltd. Current Report on Form 8-K dated November 3, 2005).
4.1	Indenture among Cooper US, Inc., the guarantors named therein and JPMorgan Chase Bank, N.A., as trustee, dated November 8, 2005 (incorporated herein by reference to Exhibit 4.1 of Cooper Industries, Ltd. Current Report on Form 8-K dated November 3, 2005).

Number	Description

4.2	Registration Rights Agreement among Cooper US, Inc., the guarantors named therein, and Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers, dated November 8, 2005 (incorporated herein by reference to Exhibit 4.2 of Cooper Industries, Ltd. Current Report on Form 8-K dated November 3, 2005).
5.1	Opinion of Squire, Sanders & Dempsey L.L.P. as to the legality of the securities being registered, other than the guarantee of Cooper Industries, Ltd.
5.2	Opinion of Appleby Spurling Hunter, as to the legality of the guarantee of Cooper Industries, Ltd. being registered.
12	Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 of Cooper Industries, Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1).
23.3	Consent of Appleby Spurling Hunter (included in Exhibit 5.2).
23.4	Consent of Bates White, LLC.
24	Powers of Attorney.
25	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, N.A.
99	Form of Letter of Transmittal and related documents.

Item 22.	Undertakings
          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of Cooper Industries, Ltd. under section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of March 2006.

COOPER US, INC.

By:	/s/ Kirk S. Hachigian

Kirk S. Hachigian
President
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	President/Director	March 1, 2006

/s/ Terry A. Klebe Terry A. Klebe	Senior Vice President and Chief Financial Officer/Director	March 1, 2006

/s/ Jeffrey B. Levos Jeffrey B. Levos	Vice President, Finance and Chief Accounting Officer	March 1, 2006

/s/ Diane K. Schumacher Diane K. Schumacher	Director	March 1, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of March 2006.

COOPER INDUSTRIES, LTD.

By:	/s/ Kirk S. Hachigian

Kirk S. Hachigian
Chairman, President, Chief Executive Officer
and Authorized Representative
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on March 1, 2006, such persons constituting a majority of the board of directors of the registrant.

Signature		Title

/s/ Kirk S. Hachigian Kirk S. Hachigian		Chairman, President and Chief Executive Officer

/s/ Terry A. Klebe Terry A. Klebe		Senior Vice President and Chief Financial Officer

/s/ Jeffrey B. Levos Jeffrey B. Levos		Vice President, Finance and Chief Accounting Officer

*/s/ Stephen G. Butler Stephen G. Butler		Director

*/s/ Robert M. Devlin Robert M. Devlin		Director

*/s/ Ivor J. Evans Ivor J. Evans		Director

*/s/ Linda A. Hill Linda A. Hill		Director

*/s/ James J. Postl James J. Postl		Director

*/s/ Dan F. Smith Dan F. Smith		Director

*/s/ Gerald B. Smith Gerald B. Smith		Director

*/s/ James R. Wilson James R. Wilson		Director

*By:	/s/ Diane K. Schumacher Diane K. Schumacher, attorney-in-fact

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of March 2006.

COOPER B-LINE, INC.

By:	/s/ Kirk S. Hachigian

Kirk S. Hachigian
Principal Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated, such persons constituting a majority of the board of directors of the registrant.

Signature	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	Principal Executive Officer Director	March 1, 2006

/s/ Terry A. Klebe Terry A. Klebe	Principal Financial Officer Director	March 1, 2006

/s/ Jeffrey B. Levos Jeffrey B. Levos	Principal Accounting Officer	March 1, 2006

/s/ Diane K. Schumacher Diane K. Schumacher	Director	March 1, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of March 2006.

COOPER BUSSMANN, INC.

By:	/s/ Kirk S. Hachigian

Kirk S. Hachigian
Principal Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated, such persons constituting a majority of the board of directors of the registrant.

Signature	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	Principal Executive Officer Director	March 1, 2006

/s/ Terry A. Klebe Terry A. Klebe	Principal Financial Officer Director	March 1, 2006

/s/ Jeffrey B. Levos Jeffrey B. Levos	Principal Accounting Officer	March 1, 2006

/s/ Diane K. Schumacher Diane K. Schumacher	Director	March 1, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of March 2006.

COOPER CROUSE-HINDS, LLC

By:	/s/ Kirk S. Hachigian

Kirk S. Hachigian
Principal Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated, such persons constituting a majority of the board of directors of the registrant.

Signature	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	Principal Executive Officer Director	March 1, 2006

/s/ Terry A. Klebe Terry A. Klebe	Principal Financial Officer Director	March 1, 2006

/s/ Jeffrey B. Levos Jeffrey B. Levos	Principal Accounting Officer	March 1, 2006

/s/ Diane K. Schumacher Diane K. Schumacher	Director	March 1, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of March 2006.

COOPER LIGHTING, INC.

By:	/s/ Kirk S. Hachigian

Kirk S. Hachigian
Principal Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated, such persons constituting a majority of the board of directors of the registrant.

Signature	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	Principal Executive Officer Director	March 1, 2006

/s/ Terry A. Klebe Terry A. Klebe	Principal Financial Officer Director	March 1, 2006

/s/ Jeffrey B. Levos Jeffrey B. Levos	Principal Accounting Officer	March 1, 2006

/s/ Diane K. Schumacher Diane K. Schumacher	Director	March 1, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of March 2006.

COOPER POWER SYSTEMS, INC.

By:	/s/ Kirk S. Hachigian

Kirk S. Hachigian
Principal Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated, such persons constituting a majority of the board of directors of the registrant.

Signature	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	Principal Executive Officer Director	March 1, 2006

/s/ Terry A. Klebe Terry A. Klebe	Principal Financial Officer Director	March 1, 2006

/s/ Jeffrey B. Levos Jeffrey B. Levos	Principal Accounting Officer	March 1, 2006

/s/ Diane K. Schumacher Diane K. Schumacher	Director	March 1, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of March 2006.

COOPER WIRING DEVICES, INC.

By:	/s/ Kirk S. Hachigian

Kirk S. Hachigian
Principal Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated, such persons constituting a majority of the board of directors of the registrant.

Signature	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	Principal Executive Officer Director	March 1, 2006

/s/ Terry A. Klebe Terry A. Klebe	Principal Financial Officer Director	March 1, 2006

/s/ Jeffrey B. Levos Jeffrey B. Levos	Principal Accounting Officer	March 1, 2006

/s/ Diane K. Schumacher Diane K. Schumacher	Director	March 1, 2006

INDEX TO EXHIBITS

Number	Description

1	Purchase Agreement among Cooper US, Inc., the guarantors named therein, Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers named therein, dated November 3, 2005 (incorporated herein by reference to Exhibit 99.1 of Cooper Industries, Ltd. Current Report on Form 8-K dated November 3, 2005).
4.1	Indenture among Cooper US, Inc., the guarantors named therein and JPMorgan Chase Bank, N.A., as trustee, dated November 8, 2005 (incorporated herein by reference to Exhibit 4.1 of Cooper Industries, Ltd. Current Report on Form 8-K dated November 3, 2005).
4.2	Registration Rights Agreement among Cooper US, Inc., the guarantors named therein, and Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers, dated November 8, 2005 (incorporated herein by reference to Exhibit 4.2 of Cooper Industries, Ltd. Current Report on Form 8-K dated November 3, 2005).
5.1	Opinion of Squire, Sanders & Dempsey L.L.P. as to the legality of the securities being registered, other than the guarantee of Cooper Industries, Ltd.
5.2	Opinion of Appleby Spurling Hunter, as to the legality of the guarantee of Cooper Industries, Ltd. being registered.
12	Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 of Cooper Industries, Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1).
23.3	Consent of Appleby Spurling Hunter (included in Exhibit 5.2).
23.4	Consent of Bates White, LLC.
24	Powers of Attorney.
25	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, N.A.
99	Form of Letter of Transmittal and related documents.